Chittenden Corporation
Consolidated Statements of Cash Flows (Unaudited)

                                                           For the Six Months
                                                              Ended June 30,
                                                             1995        1994
                                                            (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                 $9,683      $7,228
  Adjustments to reconcile net income to net
      cash provided by operating activities:
    Provision for possible loan losses                        1,550       2,400
    Depreciation and amortization                             1,499         976
    Amortization of intangible assets                             -           -
    Amortization of premiums, fees, and discounts, net          605         656
     Investment securities losses                                 -          57
     Deferred (prepaid) income taxes                           (724)        274
Changes in assets and liabilities net of effects from
   purchase of the Bank of Western Massachusetts:
     Loans held for sale                                     (3,898)      7,205
     Accrued interest receivable                                196      (2,179)
     Other assets                                             4,319       1,270
     Accrued expenses and other liabilities                  (1,008)       (462)
                                                          ----------  ----------
      Net cash provided by operating activities              12,222      17,425
                                                          ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Acquisition of Bank of Western Massachusetts,
       net of cash acquired                                  (3,455)          -
    Proceeds from sales of securities (available for sale)   16,001      32,920
    Proceeds from maturing securities and principal payments
       on securities (available for sale)                   139,502     104,131
    Purchase of securities (available for sale)            (152,348)   (195,405)
    Proceeds from principal payments on securities
       (held for investment)                                    100         620
    Loans originated, net of principal repayments           (21,719)      4,977
    Purchases of premises and equipment                      (1,981)       (576)
                                                          ----------  ----------
      Net cash used in investing activities                 (23,900)    (53,333)
                                                          ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net decrease in deposits                                 (3,237)    (16,487)
    Net increase (decrease) in short-term borrowings         48,859     (29,758)
    Proceeds from issuance of treasury and common stock         202         114
    Dividends on common stock                                (1,998)     (1,245)
                                                          ----------  ----------
      Net cash provided by (used in) financing activities    43,826     (47,376)
                                                          ----------  ----------
Net increase (decrease) in cash and cash equivalents         32,148     (83,284)
Cash and cash equivalents at beginning of year              100,973     195,163
                                                          ----------  ----------
Cash and cash equivalents at June 30,                      $133,121    $111,879
                                                          ==========  ==========
Supplemental disclosure of cash flow information:
    Cash paid during the period for:
      Interest                                              $23,619     $14,331
      Income taxes                                            4,200       3,050
    Noncash transactions:
      Loans transferred to other real estate owned            3,513         675
      Mortgage loans securitized                              8,121           -

The accompanying notes are an integral part of these consolidated financial statements.